MONARCH CASINO REPORTS FOURTH QUARTER AND RECORD FULL-YEAR RESULTS

Highlights from the fourth quarter results:
•	Net revenue of $36.9 million
•	Income from operations of $5.6 million
•	EBITDA(1) of $7.7 million
•	Diluted EPS of 21 cents

Highlights from the full-year record results:
•	Net revenue of $159.9 million
•	Income from operations of $35.7 million
•	EBITDA(1) of $43.8 million
•	Diluted EPS of $1.27

RENO, NV - February 20, 2008 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced fourth-quarter and full-year results for the periods ended December 31, 2007.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2007
The Company reported fourth-quarter net revenue of $36.9 million, slightly lower than the $37.0 million reported for the comparative quarter in 2006. The Company announced quarterly income from operations of $5.6 million, EBITDA(1) of $7.7 million and diluted EPS of 21 cents which represent decreases of 26.4%, 21.8% and 22.2%, respectively, when compared to the prior year’s fourth quarter.  These decreases were driven primarily by an increase in selling, general and administrative expense of $1.7 million, or 14.7%, which resulted from higher marketing and promotional expenses, increased legal fees, higher bad debt expense and higher payroll and benefits costs.

   RESULTS FOR THE YEAR ENDED DECEMBER 31, 2007
For the year, the Company reported record net revenue of $159.9 million, a 5.2% increase over its 2006 net revenue, and announced that revenue generated by each of its revenue centers was the highest reported for any year.  Specifically, casino, food and beverage and hotel operations each drove revenue increases over the prior year of 6.7%, 3.2% and 5.6%, respectively.
 The Company announced income from operations of $35.7 million, EBITDA(1) of $43.8 million and diluted EPS of $1.27; each of which were also the highest ever reported for any year.  When compared to the prior year, these results represent increases of 6.6%, 4.2% and 10.4%, respectively.
The Company reported a $3.7 million, or 7.9%, increase in selling, general and administrative expenses over the prior year.  The primary drivers of this increase were higher legal expense and higher marketing and promotional expense all partially offset by the impact of a $1.2 million non-cash charge in the second quarter of 2006, which did not recur in 2007, related to early vesting of stock options for the Company’s former Co-Chairman and Chief Financial Officer who resigned in 2006.
Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance: “Despite the challenging economic climate, disruption from construction related to our on-going $50 million expansion project and aggressive marketing programs by our nearest competitor to promote the grand opening of its major expansion project, we delivered fourth quarter net revenue consistent with that of the prior year. While achieving that result, we also incurred increased expenses that pushed our operating profit, EBITDA and EPS below prior year’s quarterly results.  The economy in Reno and our feeder markets, as in many other areas around the country, is responding to the effects of negative macroeconomic trends, which include higher fuel prices, home mortgage defaults, higher mortgage interest rates and declining residential real estate values.  Additionally, our guests experienced some unavoidable inconveniences at our Atlantis property related to the expansion construction.  To adjust for these challenging economic and operating conditions, we increased marketing and promotional expenditures to attract and retain guests.  We also incurred higher legal expenses associated with the ongoing and previously disclosed Kerzner litigation; greater bad debt expense; and higher payroll and benefits cost, compared to prior year’s fourth quarter.  We anticipate that upward pressure on expenses will persist as long as we must continue addressing the adverse effects of the negative macroeconomic environment, construction disruption, the marketing programs of our nearest competitor and protecting the Company’s rights in the Kerzner lawsuit.”
The Company remained debt-free during the quarter and reported a year end cash balance of $38.8 million.  Through December 31, 2007, the Company incurred approximately $17.2 million of the previously announced $50 million expansion which remains on track to be completed in June of 2008.  During the quarter, pursuant to previously announced authority issued by the Board of Directors, the Company repurchased in open market transactions 523,396 shares of the Company’s common stock at a weighted average purchase price of $25.03 per share.  The company continues to repurchase shares from time to time at its discretion and in accordance with regulations of the Securities and Exchange Commission.
The Company began construction on its previously announced Atlantis Convention Center Skybridge project which will provide guests with a convenient, traffic-free stroll between the Atlantis and the Reno-Sparks Convention Center (the “Convention Center”) in an enclosed, climate controlled environment. Upon completion of the project, the Atlantis will be the only hotel physically connected to the Convention Center, a facility that offers 500,000 square feet of exhibition and meeting space.  The Company commented that the skybridge uniquely positions the Atlantis, and future Atlantis expansions, to complement the Convention Center facilities and services.  The skybridge is expected to be completed late in the fourth quarter of 2008 at an estimated cost of $12.5 million.
The Company announced that its 2008 Annual Meeting of Stockholders will be held on Wednesday, June 18, 2008 at 10am local time, at the Company’s Atlantis Casino Resort Spa, 3800 South Virginia Street in Reno, Nevada.  The record date for stockholders entitled to vote at the Annual Meeting is Friday, April 25, 2008.
Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada.  The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center.  The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses it as additional paved parking for the Atlantis.  The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 51,000 square feet of high-energy casino space with 38 table games and approximately 1,450 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of nine high-quality food outlets.
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance and (ii) future expansion plans.  The actual results may differ materially from those described in any forward-looking statements.  Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts:                      Ron Rowan, CFO at (775) 825-4700 or rrowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1)
"EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.                                           Monarch Casino & Resort, Inc.

               Condensed Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(UNAUDITED)	(UNAUDITED)
Revenues
Casino	$25,746,126	$25,711,186	$110,259,104	$103,332,559
Food and beverage	10,280,029	10,267,553	42,364,225	41,037,321
Hotel	6,028,171	5,831,944	27,885,858	26,412,755
Other	1,162,564	1,229,977	4,866,536	4,878,840
Gross revenues	43,216,890	43,040,660	185,375,723	175,661,475
Less promotional allowances	(6,326,726)	(6,047,994)	(25,519,352)	(23,692,521)
Net revenues	36,890,164	36,992,666	159,856,371	151,968,954
Operating expenses
Casino	8,957,261	8,650,752	35,927,672	34,134,518
Food and beverage	5,065,900	4,898,995	20,283,267	19,533,532
Hotel	1,940,872	2,070,882	8,357,541	8,383,382
Other	358,437	333,783	1,485,550	1,450,100
Selling, general and administrative	12,912,190	11,253,810	49,966,276	46,309,938
Gaming development costs	8,340	5,753	10,477	106,477
Depreciation and amortization	2,015,286	2,128,543	8,137,886	8,559,374
Total operating expenses	31,258,286	29,342,518	124,168,669	118,477,321
Income from operations	5,631,878	7,650,148	35,687,702	33,491,633

Other income (expense)
Interest income	542,567	275,319	1,928,450	466,050
Interest expense	-	(22,877)	(152,274)	(97,722)
Total other income	542,567	252,442	1,776,176	368,328

Income before income taxes	6,174,445	7,902,590	37,463,878	33,859,961

Provision for income taxes	(2,123,660)	(2,783,590)	(12,983,660)	(11,779,590)

Net income	$4,050,785	$5,119,000	$24,480,218	$22,080,371

Earnings per share of common stock
Net income
Basic	$0.21	$0.27	$1.28	$1.16
Diluted	$0.21	$0.27	$1.27	$1.15

Weighted average number of common
shares and potential common
shares outstanding
Basic	18,990,032	19,063,439	19,057,583	18,990,331
Diluted	19,260,561	19,289,563	19,329,131	19,274,847

Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets
	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$38,835,820	$36,985,187
Receivables, net	4,134,099	3,268,970
Federal income tax refund receivable	998,123	-
Inventories	1,496,046	1,471,667
Prepaid expenses	3,144,374	2,833,126
Deferred income taxes	1,084,284	965,025
Total current assets	49,692,746	45,523,975

Property and equipment
Land	10,339,530	10,339,530
Land improvements	3,166,107	3,166,107
Buildings	78,955,538	78,955,538
Building improvements	10,435,062	10,435,062
Furniture & equipment	72,511,165	72,708,061
Leasehold improvements	1,346,965	1,346,965
	176,754,367	176,951,263
Less accumulated depreciation and amortization	(92,215,149)	(84,325,578)
	84,539,218	92,625,685
Construction in progress	17,236,062	-
Net property and equipment	101,775,280	92,625,685

Other assets, net	2,817,842	231,247
Total assets	$154,285,868	$138,380,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	10,840,318	8,590,669
Accounts payable construction	1,971,022	-
Accrued expenses	9,230,157	9,878,851
Federal income taxes payable	-	16,457
Total current liabilities	22,041,497	18,485,977

Deferred income taxes	2,825,433	4,248,614
Total liabilities	24,866,930	22,734,591

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares
authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares
authorized; 19,096,300 shares issued;
18,566,540 outstanding at 12/31/07
19,065,968 outstanding at 12/31/06	190,963	190,726
Additional paid-in capital	25,741,972	23,205,045
Treasury stock, 529,760 shares at 12/31/07
6,582 shares at 12/31/06, at cost	(13,268,905)	(24,145)
Retained earnings	116,754,908	92,274,690
Total stockholders' equity	129,418,938	115,646,316
Total liability and stockholder's equity	$154,285,868	$138,380,907

Monarch Casino & Resort, Inc.
Reconciliation of Net Income to EBITDA (1)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net Income	$4,050,785	$5,119,000	$24,480,218	$22,080,371
Adjustments
Provision for income taxes	2,123,660	2,783,590	12,983,660	11,779,590
Interest expense	-	22,877	152,274	97,722
Depreciation & amortization	2,015,286	2,128,543	8,137,886	8,559,374
Interest income	(542,567)	(275,319)	(1,928,450)	(466,050)
EBITDA (1)	$7,647,164	$9,778,691	$43,825,588	$42,051,007

(1)  "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies